To Our Shareholders

Funds from Operations, as Adjusted (an apples-to-apples comparison of our continuing business, eliminating certain one-timers, formerly called Comparable Funds from Operations) for the year ended December 31, 2016 was $886.8 million, $4.66 per diluted share, compared to $900.9 million, $4.75 per diluted share, for the previous year, a 1.9% decrease per share.

Funds from Operations, as Adjusted and excluding Washington, DC and the Real Estate Fund (which represents RemainCo, our continuing business) for the year ended December 31, 2016 was $690.7 million, $3.63 per diluted share, compared to $656.1 million, $3.46 per diluted share, for the previous year, a 4.9% increase per share.

Funds from Operations, as Reported (apples-to-apples plus one-timers) for the year ended December 31, 2016 was $1,457.6 million, $7.66 per diluted share, compared to $1,039.0 million, $5.48 per diluted share, for the previous year. (See page 4 for a reconciliation of Funds from Operations, as Reported to Funds from Operations, as Adjusted and excluding Washington, DC and the Real Estate Fund.)

Net Income attributable to common shares for the year ended December 31, 2016 was $823.6 million, $4.34 per diluted share, versus $679.9 million, $3.59 per diluted share, for the previous year.

After we complete the tax-free spin-off of our Washington, DC business, Our Business, (RemainCo) will be 89% concentrated in New York, the most important city in the world, and overall is 69% office and 30% high street flagship retail.

Here are our financial results (presented in EBITDA format) by business unit:

				EBITDA
($ IN MILLIONS)	2016 Same Store % Increase/ (Decrease)		% of 2016 EBITDA	Increase/ (Decrease) 2016/2015	2016	2015	2014
EBITDA:	Cash	GAAP
New York:
Office	10.5%	6.7%	53.7%	20.6	668.4	647.8	609.3
Street Retail	9.5%	10.3%	30.7%	24.4	381.5	357.1	277.3
Alexander's	14.2%	4.4%	3.7%	3.3	46.2	42.9	41.7
Hotel Pennsylvania	(56.1%)	(56.5%)	0.8%	(13.0)	10.0	23.0	30.7
Total New York	8.6%	6.3%	88.9%	35.3	1,106.1	1,070.8	959.0

theMART	13.3%	14.0%	7.4%	12.7	91.9	79.2	79.0
555 California Street	(13.1%)	(9.3%)	3.7%	(4.2)	45.8	50.0	48.9
EBITDA			100%	43.8	1,243.8	1,200.0	1,086.9
Other (see page 3 for details)					647.8	51.8	337.2
EBITDA before Washington, DC and the Real Estate Fund					1,891.6	1,251.8	1,424.1
Washington, DC	3.8%	2.8%		--	290.5	290.5	290.4
Real Estate Fund				(54.9)	(21.0)	33.9	70.3
EBITDA before noncontrolling interest and gains on sale of real estate					2,161.1	1,576.2	1,784,8

This letter and this Annual Report contain forward-looking statements as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not guarantees of performance. The Company's future results, financial condition and business may differ materially from those expressed in these forward-looking statements.  These forward-looking statements are subject to numerous assumptions, risks and uncertainties.  Many of the factors that will determine these items are beyond our ability to control or predict.  For further discussion of these factors, see "Forward-Looking Statements" and "Item 1A.  Risk Factors" in the Company's Annual Report on Form 10‑K for the year ended December 31, 2016, a copy of which accompanies this letter or can be viewed at www.vno.com.

Other EBITDA is comprised of:

($ in millions)	2016	2015	2014
Net gain on extinguishment of Skyline properties debt	487.9	--	--
Income from repayment of loans to and preferred equity in 85 Tenth Avenue	160.8	--	--
Corporate general and administrative expenses	(100.6)	(106.4)	(94.9)
Acquisition related costs	(26.0)	(35.2)	(31.3)
Other investments	84.3	43.2	9.4
Investment income	22.5	26.4	31.7
EBITDA of properties and investments sold	30.2	110.0	299.7
Net gain on sale of other assets	1.0	6.7	13.6
Toys "R" Us	2.0	2.5	103.6
Other, net	(14.3)	4.6	5.4
Total	647.8	51.8	337.2

The following chart reconciles Funds from Operations, as Reported to Funds from Operations, as Adjusted and excluding Washington, DC and the Real Estate Fund:

($ IN MILLIONS, EXCEPT PER SHARE)	2016	2015	2014
Funds from Operations, as Reported	1,457.6	1,039.0	911.1
Less adjustments for certain items that impact FFO:
Net gain on extinguishment of Skyline properties debt	487.9	--	--
FFO of Washington, DC, Urban Edge pre spin-off and real estate sold	241.3	290.8	424.6
Income from repayment of loans to and preferred equity in 85 Tenth Avenue	160.8	--	--
Real Estate Fund	(21.0)	33.9	70.3
Acquisition related costs	(26.0)	(12.5)	(16.4)
Impairment loss – India	(14.0)	--	--
Reversal of deferred tax allowance	--	90.0	--
Toys "R" Us FFO	--	--	(66.4)
Write-off of deferred financing and defeasance costs	--	--	(22.7)
Other, primarily noncontrolling interests' share of above adjustments	(62.1)	(19.3)	(21.8)
Total adjustments	766.9	382.9	367.6
Funds from Operations as Adjusted and excluding Washington, DC and the Real Estate Fund	690.7	656.1	543.5
Funds from Operations as Adjusted and excluding Washington, DC and the Real Estate Fund per share	3.63	3.46	2.88

Funds from Operations, as Adjusted and excluding Washington, DC and the Real Estate Fund, increased by $34.6 million in 2016, to $3.63 from $3.46 per share, an increase of $0.17 per share, or 4.9%.

($ IN MILLIONS, EXCEPT PER SHARE)	Amount	Per Share
Same Store Operations:
New York Office	44.1	0.22
New York Street Retail	34.5	0.17
New York Hotel Penn	(13.0)	(0.05)
theMART	12.1	0.06
555 California Street	(4.7)	(0.02)
Properties placed back into service	6.2	0.03
Acquisitions, net of interest expense	12.8	0.06
Interest expense	(34.0)	(0.17)
Other	(23.4)	(0.13)
Increase in FFO as Adjusted and excluding Washington, DC and the Real Estate Fund	34.6	0.17

Report Card

We manage the business for long-term wealth creation.  We cannot directly influence share price, but surely our share price over time is a report card on our performance.  Since I have run Vornado from 1980, total shareholder returns have been 16.5%(3) per annum.  Dividends have represented 3.6 percentage points of Vornado's annual return.

Here is a chart that shows Vornado's total return to shareholders compared to the Office REIT and MSCI indices for various periods ending December 31, 2016 and for 2017 year-to-date:

	Vornado	Office REIT Index	MSCI Index
2017 YTD	(1.9)%	2.4%	1.2%
One-year	7.3%	13.2%	8.6%
Three-year	40.6%	42.8%	45.2%
Five-year	76.0%	72.1%	75.2%
Ten-year	36.9%	31.0%	62.3%
Fifteen-year	425.0%	233.0%	361.1%
Twenty-year	986.7%	434.7%	520.5%

Growth

As is our custom, we present the chart below that traces our ten-year record of growth, both in absolute dollars and per share amounts:

	As Adjusted Excluding Washington, DC and the Real Estate Fund (RemainCo)(4)
		FFO
($ AND SHARES IN MILLIONS, EXCEPT PER SHARE DATA)	EBITDA	Amount	Per Share	Shares Outstanding
2016	1,251.8	690.7	3.63	200.5
2015	1,174.3	656.1	3.46	199.9
2014	1,057.5	543.5	2.88	198.5
2013	1,011.5	503.0	2.68	197.8
2012	882.4	385.4	2.07	197.3
2011	868.1	370.3	1.93	196.5
2010	823.8	352.4	1.86	195.7
2009	787.4	230.5	1.33	194.1
2008	852.2	341.9	2.09	168.9
2007	862.4	378.9	2.31	167.7

RemainCo FFO increased this year by 5.3% (4.9% on a per share basis), 13.3% per year over five years (13.5% on a per share basis) and 10.9% per year over ten years (8.7% on a per share basis).
_______________
[3]	More recent shareholder returns have been 12.6% for 5 years and 3.5% for 10 years.
[4]	EBITDA and FFO including Washington, DC and the Real Estate Fund are as follows:

		FFO
($ AND SHARES IN MILLIONS, EXCEPT PER SHARE DATA)	EBITDA	Amount	Per Share	Shares Outstanding
2016	1,521.3	886.8	4.66	200.5
2015	1,498.8	900.9	4.75	199.9
2014	1,418.2	816.5	4.33	198.5
2013	1,357.3	754.8	4.02	197.8
2012	1,211.3	610.5	3.27	197.3
2011	1,215.5	613.9	3.20	196.5
2010	1,161.0	590.7	3.11	195.7
2009	1,095.3	453.9	2.62	194.1
2008	1,139.4	541.6	3.31	168.9
2007	1,130.4	561.6	3.42	167.7

Acquisitions/Dispositions

Our external growth has never been programmed, formulaic or linear, i.e. we do not budget acquisition activity.  Each year, we mine our deal flow for opportunities and, as such, our acquisition volume is lumpy. Our acquisition activity since 2013 has ebbed in response to a rising market. Acquisitions have been limited to strategic New York retail properties and creative class, value-add office projects; if we were an industrial company, you might call them bolt-on acquisitions.  We have pushed away from acquisitions that are off-the-fairway, non-strategic or over-priced.

Since 2012, our disposition activity has increased four-fold as we have implemented our strategic simplification; we have sold much more than we have acquired.  We have executed over $5.7 billion of asset sales in 70 transactions, recognizing $2.4 billion of gains.  In addition, we will have distributed $9.7 billion to shareholders by way of a tax-free spin-off of Urban Edge Properties (our strip shopping center business) and the pending spin-off of our Washington, DC business. Importantly, we have also significantly upgraded the mix and quality of our assets.  For example, trading:

•	the Green Acres B+ mall for the retail block at 666 Fifth Avenue (Uniqlo);
•	866 UN Plaza for 655 Fifth Avenue (Ferragamo);
•	1740 Broadway, a B office building, for the St. Regis retail on Fifth Avenue (Harry Winston); and
•	1750 Pennsylvania Avenue for Old Navy on 34th Street.

Here is a ten-year schedule of acquisitions and dispositions.

	Acquisitions(5)		Dispositions(5)
($ IN MILLIONS)	Number of Transactions	Asset Cost	Number of Transactions	Proceeds	Net Gain
2016	5	128.3	5	1,022.5(6)	664.4(6)
2015	13	955.8	11	972.9	316.7
2014	6	648.1	11	1,060.4	523.4
2013	6	813.3	20	1,429.8	434.1
2012	10	1,365.2	23	1,222.3	454.0
2011	12	1,499.1	7	389.2	137.8
2010	15	542.4	5	137.8	56.8
2009	--	--	16	262.8	43.0
2008	3	31.5	6	493.2	171.1
2007	38	4,063.6	5	186.3	60.1
	108	10,047.3	109	7,177.2	2,861.4

The action here takes place on the 45th floor where our acquisitions/dispositions teams reside. Special thanks to EVP - CIO Michael Franco and EVP Mark Hudspeth and to SVPs Cliff Broser, Mario Ramirez, Adam Green, GauRav Khanna and the rest of the team; and to SVP Ernie Wittich in Washington.  Michael in the lead, with Adam, Michael Schnitt and Darren Chan were our JBG deal team.

_______________
[5]	Excludes spin-offs and marketable securities.
[6]
Includes the disposition of the Skyline properties, Fairfax, Virginia, which were placed in receivership in August 2016.  In December of 2016, the final disposition of the Skyline properties was completed by the receiver.  In connection therewith, the Skyline properties' assets (approximately $236 million) and liabilities (approximately $724 million) were removed from our balance sheet which resulted in a net gain of $488 million.  One could look at this transaction as a $724 million sale which resulted in a $488 million gain.

Capital Markets

At year-end we had $4.2 billion of liquidity comprised of $1.8 billion of cash, restricted cash and marketable securities and $2.4 billion available on our $2.5 billion revolving credit facilities.  Today, we have the same $4.2 billion of liquidity available.

Since January 1, 2016, we have executed the following capital markets transactions:

•	In December, the joint venture, in which we have a 45.1% ownership interest, obtained a $90 million construction loan on 61 Ninth Avenue. The loan matures in December 2020 with two six-month extension options. The interest rate is LIBOR plus 3.05%. As of March 31, 2017, there was nothing drawn on the loan.

•	In December, we completed a $400 million refinancing of 350 Park Avenue, a 571,000 square foot Manhattan office building. The ten-year loan is interest only and has a fixed rate of 3.92%. We realized net proceeds of approximately $111 million. The property was previously encumbered by a 3.75%, $284 million mortgage which was scheduled to mature in January 2017.

•	In November, we extended one of our two $1.25 billion unsecured revolving credit facilities from June 2017 to February 2021 with two six-month extension options. The interest rate on the extended facility was lowered from LIBOR plus 115 basis points to LIBOR plus 100 basis points. The facility fee remains unchanged at 20 basis points.

•	In September, we completed a $675 million refinancing of theMART, a 3,652,000 square foot commercial building in Chicago. The five-year loan is interest only and has a fixed rate of 2.70%. We realized net proceeds of approximately $124 million. The property was previously encumbered by a 5.57%, $550 million mortgage which was scheduled to mature in December 2016.

•	In September, we redeemed all of the outstanding 6.875% Series J cumulative redeemable preferred shares at their redemption price of $25.00 per share, or $246 million in the aggregate, plus accrued and unpaid dividends through the date of redemption.

•	In August, the joint venture, in which we have a 49.9% ownership interest, completed an $80 million refinancing of 50-70 West 93rd Street, a 326 unit Manhattan residential complex. The three-year loan with two one-year extensions is interest only at LIBOR plus 1.70% (2.68% at March 31, 2017). The property was previously encumbered by a $45 million first mortgage at LIBOR plus 1.90% and an $18.5 million second mortgage at LIBOR plus 1.65%, which were scheduled to mature in September 2016.

•	In May, we completed a $300 million recourse financing of 7 West 34th Street, a 479,000 square foot Manhattan office building. The ten-year loan is interest only at a fixed rate of 3.65% and matures in June 2026. In June, we sold a 47% interest in the building. We retained all of the net proceeds from the financing, as well as $127 million from the sale.

•	In May, the joint venture, in which we have a 50% ownership interest, completed a $900 million refinancing of 280 Park Avenue, a 1,249,000 square foot Manhattan office building. The three-year loan with four one-year extensions is interest only at LIBOR plus 2.00% (2.80% at March 31, 2017). The property was previously encumbered by a 6.35%, $721 million mortgage which was scheduled to mature in June 2016.

•	In May, the joint venture, in which we have a 55% ownership interest completed a $273 million refinancing of The Warner Building, a 622,000 square foot Washington, DC office building. The loan matures in June 2023, has a fixed rate of 3.65%, is interest only for the first two years and amortizes based on a 30-year schedule beginning in year three. The property was previously encumbered by a 6.26%, $293 million mortgage which matured in May 2016.

•	In March, the joint venture, in which we have a 55% ownership interest, completed a $300 million refinancing of One Park Avenue, a 949,000 square foot Manhattan office building. The loan matures in March 2021 and is interest only at LIBOR plus 1.75% (2.58% at March 31, 2017). The property was previously encumbered by a 4.995%, $250 million mortgage which matured in March 2016.

•	In February, we completed a $700 million refinancing of 770 Broadway, a 1,158,000 square foot Manhattan office building. The five-year loan is interest only at LIBOR plus 1.75% (2.53% at March 31, 2017), which was swapped for four and a half years to a fixed rate of 2.56%. We realized net proceeds of approximately $330 million. The property was previously encumbered by a 5.65%, $353 million mortgage which was scheduled to mature in March 2016.

Our Triple A capital markets team was responsible for over $5.0 billion of transactions in this very active year.  Thank you to EVP Mark Hudspeth and SVPs Richard Reczka and Jan LaChapelle.

Below is the right hand side of our balance sheet at December 31, 2016: (7)

($ in millions)
Secured debt	9,374
Unsecured debt	1,341
Pro rata share of non-consolidated debt (excluding Toys "R" Us)	3,229
Noncontrolling interests' share of consolidated debt	(598)
Total debt	13,346
To be transferred to JBG SMITH	(1,470)
220 Central Park South(8)	(1,325)
666 Fifth Avenue office debt, at share	(691)
Cash, restricted cash and marketable securities	(1,768)
Net debt	8,092

EBITDA as adjusted(9)	1,203

Net debt/EBITDA as adjusted	6.7x

Fixed rate debt accounted for 73% of debt with a weighted average interest rate of 3.7% and a weighted average term of 5.0 years; floating rate debt accounted for 27% of debt with a weighted average interest rate of 2.3% and a weighted average term of 4.5 years.

We have $11 billion of unencumbered Class A assets in New York.

Vornado remains committed to maintaining our investment grade rating.

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[7]	In my 2014 annual letter to shareholders (on page 10), I laid out our debt philosophy. Relevant paragraphs are reprinted below; the numbers have been updated and exclude Washington, DC.

One of the hallmarks of a blue chip REIT is access to the four corners of the capital markets.  Vornado is an investment-grade blue chip that enjoys such access.  But, let's think about it.  For purposes of this discussion, let's call the four corners of the capital markets common stock, preferred stock, unsecured debt and secured or project-level debt.  Unsecured debt is an attractive vehicle and trades in a very efficient marketplace.  An investment grade company, using its pre-filed shelf registration, need merely call its friendly investment banker to get $500 million, or even $1 billion, in a matter of days - no fuss, no muss, no roadshow…easy.  But, like cigarettes, there should be two warnings on the label of unsecured debt.  First, that it bears the full faith and credit of the issuer, in effect a personal guarantee and, second, that markets are volatile and unpredictable and even a market as big, deep and strong as the unsecured debt market shuts down cold in every cycle, at the very worst time.  To safely partake in this market, one should have modest maturities and have back-up liquidity.  We partake, but we partake in this market in a very measured way.  Secured or project-level debt is different.  It is a much more cumbersome and time-consuming process to execute…but it has no covenants and is recourse solely to the asset that is pledged.

We calculate that Vornado has about $19 billion of assets at fair value pledged to its secured creditors — very low leverage.  The remainder of our assets are unencumbered.  Interestingly, if, say, 60% is an appropriate loan-to-value ratio for secured debt as opposed to our current 42%, the math says we should then be able to unencumber up to an additional $5 billion of assets, a worthy goal.

[8]	We exclude 220 Central Park South since it is for sale property and the debt will self liquidate from the proceeds of executed sales contracts.
[9]	Excluding Washington, DC, the Real Estate Fund and 666 Fifth Avenue office.

Focus, Focus, Focus

A few years ago, in response to a persistently undervalued stock price and an admittedly too complex and diffused collection of assets and businesses, we began a program to simplify and focus the Company, all with an objective of daylighting our treasure trove of assets and creating shareholder value.  As I said at that time, everything was on the table and that we would leave no stone unturned.

We have since exited business lines and non-core investments, gotten out of the mall business and sold out of the showroom business, retaining, of course, the giant 3.7 million square foot Chicago MART building.  We spun off our shopping center business into Urban Edge Properties.  We will shortly spinoff our Washington business to form JBG SMITH Properties.  All told, this activity will total $15.4 billion, $5.7 billion in asset sales (recognizing $2.4 billion of gains) and $9.7 billion of distributions to shareholders by way of tax-free spin-offs.  Of course, along the way we acquired and developed assets into our core, all the while upgrading the mix and quality of our portfolio.

Upon completion of the DC spin-merger, we will have created three best-in-class, highly focused REITs:

URBAN EDGE PROPERTIES, a focused, pure play Northeastern shopping center business with a strong growth profile and an irreplaceable portfolio of properties concentrated in dense, high barrier to entry markets with leading demographics.  UE has embedded growth opportunities from redevelopment and repositioning projects and a proven management team headed by CEO Jeff Olson, supported by an experienced and engaged Board.

JBG SMITH PROPERTIES will be the largest, pure-play, mixed-use operator focused solely on Washington, DC, with a premier portfolio of mixed-use assets in the best Metro-served, urban infill submarkets.  JBG SMITH has a best-in-class sharpshooter management team with a proven record of success, significant near-term embedded growth prospects as well as an enormous pipeline of future development opportunities.

VORNADO REALTY TRUST (RemainCo) is a peerless NYC focused real estate company with premier office assets and the only publicly investable high street retail portfolio of unique quality and scale.  RemainCo has trophy assets in the best submarkets, attractive built-in growth from recently signed leases, a best-in-class management team with a proven record of value creation and a fortress balance sheet.

Urban Edge Properties

Urban Edge Properties celebrated its second anniversary as a public company in January, and we couldn't be more delighted with its performance. We gave birth to UE... seeding it with our unique, high-barrier, Northeastern shopping center assets, and with our management and staff.  We recruited Jeff Olson, a best-in-class shopping center CEO, and launched it with a strong balance sheet (low leverage and $225 million of cash).  UE is producing the exact result we had expected… focus and performance.  UE's total shareholder return for the 26 months since the spin-off is 18% versus negative 9% for the Bloomberg Shopping Center Index, outperformance of 27 percentage points.  And think about it, if the UE assets were still bundled inside of Vornado, they probably would be valued at a discount, just like Vornado.  Please visit the Urban Edge website, www.uedge.com, for Jeff's must-read annual shareholder letter, describing UE's results, strategy and prospects.

JBG SMITH Properties

In October, we announced that we would spin off our Washington, DC business and simultaneously merge with The JBG Companies in what is known as a tax-free spin-merge transaction, or technically a Reverse Morris Trust.  A little history here.  We acquired our Washington business, then known as Charles E. Smith Commercial Realty, in 2002 at the right time in the cycle and at a great price.(10)  We have since built it through acquisitions and developments to be the largest owner in the region.  In 2011, we suffered a double whammy when the Department of Defense and related contractors began vacating what would total 2.5 million square feet under the BRAC statute, just as the Washington office market was softening.  At the nadir, we suffered a $70 million hit to annual income. Even though our flagship New York business powered through and its growth well exceeded the hit from Washington, our stock price suffered.

What to do?  For various reasons selling the Washington business was not an option.  But we did believe the best strategy was to separate Washington and New York.  A tax-free spin-off was the perfect solution.  Spinning our Washington business, as is, would have been an okay execution, but combining it with the market leader, JBG, would be a blockbuster.  At that point, we initiated an approach to JBG and began a courtship.
_______________
[10]	In acquiring Smith, we used units valued at the time at $600 million. These units today are worth $1.8 billion, so that $1.2 billion of appreciation went to the sellers rather than our shareholders.

Three things happened.  One, we got to know each other very well.  Two, the JBG gang began to appreciate that the permanent capital and scale of the public company format may be an even better business model than their private fund model.  And three, I decided at that time not to proceed.  I simply could not get comfortable with serving two masters, their private limited partners and our public shareholders.

JBG, having caught the bug, pursued an IPO, pursued a merger with several other already public candidates and finally made a deal with NYRT.  Maybe the JBG guys stubbed their toes on the NYRT deal, maybe not.  Whatever.  There were lessons learned there and these guys are very fast learners.  But, I can assure you that the JBG team are great real-estaters and great money-makers and, after all, that's what I was after.  I cannot emphasize enough, the capability of the JBG team; this is the real prize in the deal.  This time around, we have it exactly correct.  There will be no new funds and the existing funds will be run off.  We all, management, the Board and shareholders will worship at the altar of stock price, standing shoulder to shoulder.

Vornado shareholders are expected to own approximately 74% of the combined company, JBG limited partners are expected to own approximately 20%, and JBG management is expected to own approximately 6%, all percentages subject to closing adjustments.

The combined company will be led by JBG's management team.  Critically, management's interests will be perfectly aligned with shareholders' interests; they will be large equity-holders with appropriate vesting and lockup periods.  Management will certainly be eating its own cooking.

We very carefully selected which JBG assets would be included, always with an eye towards future growth.  Valuations were determined fairly and symmetrically.

JBG SMITH's Board of Trustees will consist of 12 members, a majority of whom will be independent. Vornado and JBG will each designate six trustees. I will be Chairman of the Board. Matt Kelly will be Chief Executive Officer and a member of the Board.  We expect to complete the distribution and combination in the second quarter of 2017.

This is a great deal for Vornado and its shareholders.  This transformative transaction was very carefully constructed and it accomplishes many of our important goals.  It creates two highly focused pure-plays in Washington and in New York, each with its own stock price, which I view as a report card.  And, each will be the largest and the leader in its market.  Investors will be free to invest in New York or Washington or both as they choose.  JBG SMITH will be the market-leading powerhouse with an unrivaled portfolio and substantial growth opportunities. In fact, I believe the new JBG SMITH has the potential to be the fastest growing real estate company in the nation.

This deal is the big fix for Washington.  And, the math works.  At its simplest, pure play New York unburdened by Washington has to trade much better.  And Washington with JBG management has to perform and trade much better.  Simply stated that's what this deal is all about.

Vornado Realty Trust (RemainCo)

The main event for us is, and has always been, our flagship New York business which is more than four times the size of Washington.  Separating Washington from New York will daylight New York's treasure trove of assets and superior performance.

Operating Platforms…Lease, Lease, Lease

The mission of our business is to create value for shareholders by growing our asset base through the addition of carefully selected properties and by adding value through intensive and efficient management.  Our operating platforms are where the rubber meets the road.  In our business, leasing is the main event.  In New York, theMART and 555 California Street, we leased 2.8 million square feet; and in Washington we leased 1.4 million square feet.

As is our practice, we present below leasing and occupancy statistics for our businesses.  This year we have beefed up disclosure by adding initial rents, theMART and 555 California Street.

(square feet in thousands)	New York		theMART	555 California St.	Washington
	Office	Street Retail
2016
Square feet leased	2,241	111	270	152	1,427(11)
Initial Rent	78.97(12)	285.17	48.16	77.25	40.41(13)
GAAP Mark-to-Market	19.7%	23.4%	25.5%	25.4%	(2.5)%
Number of transactions	148	27	64	9	145

2015
Square feet leased	2,276	91	766	98	1,987(11)
Initial Rent	78.55	917.59	38.64	83.59	40.20(13)
GAAP Mark-to-Market	22.8%	99.6%	25.3%	32.4%	(8.2)%
Number of transactions	165	20	86	4	180

2014
Square feet leased	4,151	119	372	351	1,817(11)
Initial Rent	66.78	327.38	40.30	67.38	38.57(13)
GAAP Mark-to-Market	18.8%	62.3%	11.6%	23.8%	(3.3)%
Number of transactions	158	30	57	11	192

Occupancy rate:
2016	96.3%	97.1%	98.9%	92.4%	90.5%
2015	96.3%	96.2%	98.6%	93.3%	91.6%
2014	96.9%	96.5%	94.7%	97.6%	89.5%
2013	96.6%	97.4%	96.4%	94.5%	87.6%
2012	95.8%	96.8%	95.2%	93.1%	88.8%
2011	96.2%	95.6%	90.3%	93.1%	93.5%
2010	96.1%	96.4%	93.7%	93.0%	95.2%
2009	95.5%	(14)	94.0%	94.8%	93.1%
2008	96.7%	(14)	96.5%	94.0%	93.7%
2007	97.6%	(14)	96.1%	95.0%	92.3%

We are full and achieving record high rents.

Of all the many numbers on this table, my personal favorite is that theMART achieved $48 initial rent in 2016.  This is the result of a major repurposing and releasing program that created what I believe to be the best example of creative office space this side of Silicon Valley.  This building, which has its own zip code, is a unique franchise, created by David, Myron and their teams.

Year in and year out, our New York Office occupancy rate is in the high 90s.  That's some performance.  Thanks to our all-star leasing captains: Glen Weiss and Ed Hogan.  Also thanks to the New York leasing machine: Josh Glick, Jared Solomon, Andy Ackerman, Jared Silverman, Edward Riguardi, Ryan Levy, Lucy Phillips and Jason Morrison.  Paul Heinen is the all-star who runs leasing at theMART and 555 California Street.  Kudos as well to Jim Creedon and the Washington leasing team.

_______________
[11]	Excludes 79 square feet in 2016, 161 square feet in 2015 and 247 square feet in 2014 of retail leases.
[12]	Excludes Long Island City; including Long Island City would be $72.56.
[13]	Initial rent in Crystal City is $39.92 in 2016, $37.35 in 2015 and $39.01 in 2014.
[14]	Included in New York Office.

Leasing highlights this year include:

New York:

•	PWC at 90 Park Avenue – 240,000 square feet;

•	Bloomberg at 731 Lexington Avenue – 192,000 square feet;

•	GSA at 85 Tenth Avenue – 171,000 square feet;

•	Metropolitan Transit Authority at 33-00 Northern Boulevard – 169,000 square feet;

•	City of New York at 33-00 Northern Boulevard – 149,000 square feet;

•	Alston & Bird at 90 Park Avenue – 110,000 square feet;

•	Facebook at 770 Broadway – 80,000 square feet;

•	Robert A.M. Stern Architects at One Park – 62,000 square feet;

•	Level 3 Communications at 85 Tenth Avenue – 60,000 square feet;

•	Antares Capital at 280 Park Avenue – 57,000 square feet;

•	Four Seasons at 280 Park Avenue – 18,000 square feet;

•	Starbucks at 61 Ninth Avenue – 20,000 square feet;

•	AOL at 692 Broadway – 11,000 square feet;

•	Dyson at 640 Fifth Avenue – 3,000 square feet;

theMART:

•	Allstate – 41,000 square feet;

•	PayPal – 28,000 square feet;

•	Bosch – 18,000 square feet;

•	Kellogg's – 15,000 square feet;

555 California Street:

•	McKinsey & Company – 54,000 square feet;

•	Ripple Labs – 29,000 square feet;

•	Bay Club Financial District – 20,000 square feet;

•	Norton Rose Fulbright – 18,000 square feet;

Washington:

•	Lockheed Martin at 2121 Crystal Drive – 142,000 square feet;

•	US Citizenship and Immigration Services at 2200 Crystal Drive – 102,000 square feet;

•	Chemonics International at 251 18th Street – 53,000 square feet;

•	Deloitte at 2200 Crystal Drive – 24,000 square feet; and

•	SAIC at 2231 Crystal Drive – 25,000 square feet.

Business is good; David and Glen say so, the market says so and most importantly the numbers say so. New York is the capital of the world. It is where talent, business and investors want to be. The resilience of New York surprises even me, with tenants in every major industry coming to New York and expanding in New York (for sure New York is no longer only a finance industry town).  David's team has been putting up record breaking numbers year in and year out.

Here are the principles by which we run our office business:

We invest in the best buildings in the best locations.

We are a fully-integrated real estate operating company. We have the best leasing, operating and development teams in the business.

We seek to acquire value-add assets where our unique skills will create shareholder value.

We invest in our buildings to maintain, modernize and transform.  The front of the house and the back of the house of our assets are as good as new (and are in locations where new could not be created).  Our transformations have produced increased rent of over $20 per square foot, yielding attractive double digit returns.  By the way, David also measures our success here by the quality of tenants we have been able to attract.(15)  We have transformed almost all of our fleet; Penn Plaza is on deck.

We are patient and prepared to let flat 4% cap rate deals pass by, while we wait for the fat pitch.

We believe vacancy at the right price is an opportunity and that buildings, in whatever condition (that we can reimagine) in great locations are also an opportunity.

While we have many million plus square foot buildings, we shy away from 500,000 square foot tenants who seem to always get the better of the deal, in strong markets or in weak.  Our sweet spot is the 50,000 to 200,000 square foot tenant.

We coined the phrase that "New York is tilting to the West and tilting to the South" and, of late, we have been investing aggressively in Chelsea and the neighborhoods surrounding the Penn Plaza District.

We have a hospitality approach, treating our tenants as the valued customers that they are.  This attitude begins at the leasing table (although that process can at times be contentious), through tenant fit up, to greeting at the front door.  We are gratified how many of our existing tenants refer new tenant prospects to us.

We treat the real estate brokerage community as if they are our customers, because they are. Brokers prefer dealing with us, we know what it takes to make a deal, we treat their clients well and we deliver every time.

We are in the amenity business. Our amenity poster child is the giant MART in Chicago, where we have large, state of the art, dining, workout, congregating and meeting spaces, etc.

Tenant mix is really important; companies and their employees care who they co-tenant with.  The design and location of each of our buildings has a target market in mind.  For example our new-builds in Chelsea are targeting the creative class and boutique financials (an interesting combination).

_______________
[15]
Such as:  Amazon 470,000 square feet; Neuberger Berman 405,000 square feet; Facebook 355,000 square feet; AOL/Verizon 308,000 square feet; Ziff Brothers 295,000 square feet; PricewaterhouseCoopers 240,000 square feet; Guggenheim Partners 230,000 square feet; Cushman & Wakefield 170,000 square feet; PJT Partners 150,000 square feet; FootLocker 135,000 square feet; Alston & Bird 125,000 square feet; TPG 100,000 square feet; JLL 80,000 square feet and Robert A.M. Stern 60,000 square feet.

We, and our partners Related and Skanska, are hard at work towards a closing of the Farley Post Office/Moynihan Train Station expected in the next couple of months.  This landmark project will be the best creative office space in town.

Our Penn Plaza assets continue to be the focus of intense activity in our shop, the office buildings, hotel and retail.  We will make announcements at the appropriate time.  We all work on Penn Plaza; Barry Langer, Executive Vice President – Development, together with David Bellman, Marc Ricks and Judy Kessler are our team leaders here.

Quality really matters.  In the office business, the A buildings rent better and sell better, ditto for street retail.  We recently published a 342-page coffee table book, Vornado's Manhattan, highlighting our 105 properties.  This book shows clearly the quality of our portfolio.  It has been very well received by our shareholders, analysts, lenders, tenants and other stakeholders.  The book is on our website at www.vno.com.  Please take a look.  Thank you Lisa Vogel, SVP – Marketing and her team who created this book.

I cannot say often enough that Vornado and its management team are one of only a very small handful of firms that have the capital base, track record, talent, relationships and trust in the marketplace to lease, acquire, develop, finance and manage million square foot towers and Fifth Avenue retail.  It's a complicated business, rookies need not apply.  Thank you to our professionals and staff, 586 strong, for a job well done this year and every year.(16)

_______________
[16]
Vornado's wholly owned subsidiary, BMS, provides cleaning and security services.  Thank you as well to the team of 1,942 personnel under the very able leadership of Mike Doherty, President-BMS.  BMS provides both great services to our tenants and profit to our shareholders.

What's Going on with Retail (and it's not the weather)

Disruption in retail is the topic du jour, the eye of the storm so to speak (both retail tenants' and retail landlords' stocks have been battered), so it is appropriate that we get into a fulsome discussion of retail this year.

In the be-careful-what-you-wish-for department, we made the prescient call four years ago that retail was in secular decline and acted on that by selling our malls,(17) spinning our strips into Urban Edge Properties, while retaining and even growing our flagship street retail in Manhattan.

So what's wrong with retail:(18)

•	The U.S. is grossly over-stored. ICSC publishes 24 square feet of shopping center space per capita.(19)
•	The struggles and failure (or near failure) of many household names in the anchor and chain store business.
•	Traffic in shopping centers, while difficult to measure, is clearly declining and has been for years and so that makes a trend.
•	Shopping preferences and how we shop have changed, especially among millennials.
•	Most brands have become ubiquitous and, therefore, less differentiated and important.
•	Price and on sale is the only strategy which seems to work.
•	And then, of course, there is Amazon and the Internet.

I do not believe we can grow our way out of this mess. I believe the only fix for brick and mortar retailing is rightsizing by the closing and evaporation of, you pick the number, 10%, 20%, 30% of the weakest space.  This very painful process will surely take more than five years.  It will also create enormous opportunity for those with the capital and management platforms to feed on the carnage.

So if we were so prescient as to predict the secular decline in retail, and sell our malls, and spin our strips, why did we keep our Manhattan flagship street retail?  We believe Upper Fifth Avenue is enduring (read forever).  We believe Times Square is enduring and unique. We believe in the handful of world cities.  And, we believe the quality and scale of our Manhattan flagship portfolio is unique, irreplaceable and commands a premium.

Of course, even we are not immune.  It's only to be expected when a tenant's basic business model is being threatened that they hunker down rather than step up. For flagship retail (and for A+ malls), this is a pause, a cyclical bump. For everybody else, it is secular disruption.  Interestingly, several fast fashion retailers have told me that their 10-year plan is for smaller fleets (fewer stores), but with more and larger flagships.  That strategy makes eminent sense to me.
_______________
[17]
We sold the malls (into a very strong market) and spun off the strips in half measure anticipating secular decline (note the current softness in retail) and recognizing that with only a handful of malls, we were in no man's land, and in half measure to de-conglomerate i.e., there is no real benefit in having $50 million shopping centers in New Jersey, no matter how great they may be, together with million square foot office towers in Manhattan.  I believe the decision to exit the mall business will look better and better as each year goes by.

[18]
Retailing stinks, right? Well, maybe not… note that the richest people in Europe are all retailers, the founders of: Zara, H&M, Ikea, LVMH and that the richest in the US is a retailer, if you aggregate the wealth of Sam Walton's heirs.

[19]	The next highest country is Canada with 17 square feet per capita, Norway is next with 10 square feet, all the mature European countries are in single digits.

Further, the 24 per square foot number is not credible. There are 17.7 billion square feet of total retail establishments (both in and out of shopping centers) versus a population of 323 million or a startling 54.9 square feet per capita.  Granted this larger number now includes car dealerships and the like, but it also includes all the freestanding Walmarts, Costcos, etc.

We own the best-in-class 70-property, 2.7 million square foot flagship street retail business in Manhattan, concentrated on the best high streets – Fifth Avenue, Times Square, Madison Avenue, Penn Plaza, Union Square and Soho.  While the street retail portfolio accounts for 9% of our total Manhattan square footage, it generates 30% of RemainCo EBITDA.  High street retail is the most unique, scarce, lowest cap rate real estate asset class.  It exists only in Manhattan and a handful of other gateway cities.(20)  This is a growing business:

($ IN MILLIONS)	Number of Properties	EBITDA
2016	70	381.5
2015	65	357.1
2014	57	277.3
2013	54	244.1
2012	47	189.0

Here is our 2016 retail math by submarket:

($ IN MILLIONS, EXCEPT %)%		2016 Actual Cash NOI	Signed Leases	Vacancy	2016 Fully Leased Cash NOI
Fifth Avenue	29.3	90.4	43.3	0.5	134.2
Times Square	17.1	52.8	--	19.5	72.3
Madison Avenue	12.2	37.6	--	3.4	41.0
Penn Plaza	21.9	67.7	--	8.6	76.3
Union Square	4.2	13.0	--	--	13.0
SoHo	4.3	13.3	--	--	13.3
Other	11.0	34.0	--	0.8	34.8
Total	100.0	308.8	43.3	32.8	384.9

Half our flagship retail income comes from Upper Fifth Avenue(21) and Times Square. As David says, both Upper Fifth Avenue and Times Square are pretty much locked up for term with great tenants.(22)  Here are the lease expiries:

Upper Fifth Avenue		Times Square
Tenant	Year of Expiration	Tenant	Year of Expiration

Harry Winston	2031	MAC Cosmetics	2025
Swatch	2031(23)	Disney	2026
MAC Cosmetics	2024	Forever 21	2031
Zara	2019	US Polo	2023
Uniqlo	2026	Sunglass Hut	2023
Hollister	2024	Planet Hollywood	2023
Tissot	2026	T-Mobile	2025
Ferragamo	2028	Laline	2026
Dyson	2027	Invicta	2025
Victoria's Secret	2032	Swatch	2030
		Nederlander Theater	2050

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[20]	In my 2014 annual letter to shareholders (on pages 14-15), I discussed the extraordinary rent growth and value creation that this asset class has had over the last 10 years.
[21]
In Upper Fifth Avenue, we completed $80 million of leasing in the last five quarters, including our deals with Victoria's Secret, Harry Winston, Swatch and Dyson. In the same timeframe, our brethren on Upper Fifth Avenue completed deals with Under Armour, Nike, Coach and Longchamp.  All this activity is indicative of a super-strong, must-have submarket.

[22]	David also says that the Victoria's Secret and Swatch leases are equivalent in value to a million square foot office tower.
[23]	Tenant has the right to cancel in 2023.

About half the income of Penn Plaza comes from anchors, the balance from 75 different tenants, many of whom we keep on relatively short leases to facilitate development.

Anchor Tenant	Year of Expiration
JCPenney	2029
Kmart	2021
Old Navy	2019
H&M	2018

For the complete lease expiration schedule, please see page 29 of our 2016 Annual Report on Form 10‑K, which can be viewed at www.vno.com.

2016 cash NOI for our street retail business was $308.8 million.  We guesstimate that 2017 same store cash NOI will be about $330 million. Annual rent steps in our retail portfolio are over $8 million per year.  If business is as usual, and we were to keep the portfolio at stable occupancy, in the mid-90s%, this same-store portfolio would achieve about $400 million of cash NOI by 2020.  On the other hand, if every expiry that we expect to vacate were to vacate and we did not re-let a single square foot (and, of course, we will), we guesstimate the portfolio would produce no less than approximately $325 million each year through 2020.

Some Thoughts, 2016 Version

Our strategy is simple:

•	Selling, pruning and cleaning up, sort of a spring cleaning, which is pretty much done.

•	Determining which businesses we want to be in and can win in and investing with conviction - malls no, flagship retail yes, and great New York office buildings, 555 California and theMART, of course.

•	Focusing on only a few business units, each with truly outstanding management… and here we have gone so far as to actually create three separate companies.

•	Relentlessly pursuing quality.

•	Maintaining a fortress balance sheet with industry leading liquidity.

•	All in the relentless pursuit of shareholder value.

So how have we done?  We are an NAV-focused management team.  When we began this campaign five years ago our shares were trading at a discount to NAV which we calculated to be about 9%.(24)  After all we have done, our discount to NAV is today about 21%.(24)  The fact that all but one of our peers and most of the industry blue chips have fared even worse on a relative basis, makes us feel no better at all.

So in the end, what is NAV and what does it mean? NAV is basically a calculation of private market value, asset-by-asset. It involves one hard number, NOI, multiplied by a softer number, a guestimated market cap rate.  While the number should be reasonably accurate for a single asset, it can only be an approximation of the value of an entire company; it excludes taxes, transaction costs, platform value and strategic value, etc.

Here is a graph showing our NAV compared to our trading price over 20 years. Clearly, stock price and NAV move in tandem.(25) But look at the end points…there is a, say, $25 dollar per share gap between NAV and stock price, in our case that's $5 billion of shareholder value and, as Joe would say, "that's not nothing."

We included an NAV schedule for the first time in our 2016 year-end Supplemental which can be viewed at www.vno.com; we intend to update this annually.
_______________
[24]	Calculated using Green Street's NAV.
[25]	Interestingly, most times stock price leads NAV, both up and down.

Some Thoughts, 2016 Version (Continued)

I say again that the easy money has been made for this cycle; asset prices are high, well past the 2007 peak; it's a better time to sell than to invest; and now is the time in the cycle when the smart guys build cash for opportunities that will undoubtedly present themselves in the future.

Each year in my annual letter, I try to inform shareholders using as many numbers as words.  This year's report is particularly dense with lots of important and interesting information.  I want to single out the last sentence on page 5, which has been italicized for emphasis.  RemainCo is the main event.  RemainCo unburdened by Washington, DC and other noise has put up truly outstanding numbers - growth in FFO per share: 4.9% in 2016; 13.5% per year for the past five years and 8.7% per year for the past 10 years.  Further, since 2005, RemainCo has delivered industry leading same-store NOI growth of 5.2% annually.  I urge you to review the comparative financial material on pages 7, 8, 9 and 10 contained in our presentation from the Citi 2017 Global Property CEO Conference which can be viewed at www.vno.com.

It is difficult and lonely to be early and contrarian. Examples are our call, four years ago, on the secular decline of retail, our preference for project-level secured debt rather than corporate level unsecured debt and my recent call that this is the time when the smart guys start to build cash. Of course, the best early and contrarian call we made was buying Mendik's see-through buildings and platform in 1997 for $165 per square foot.

It's debatable whether it's better to have 30% full recourse financing on all of one's assets or 60% non-recourse financing on half of one's assets.  Further, while I am currently agnostic as to interest rates, I observe that there is no place to hide from rising rates.  Fixed rate financing which always costs more, almost never protects equity value.

There has been much press recently about 666 Fifth Avenue. Vornado owns 125 linear feet of the retail block front consisting of the Uniqlo, Tissot and Hollister stores; the remaining 75 feet is owned and operated by Zara. Vornado also owns half of the 1.4 million square foot office building, together with the Kushner family.  This is an ongoing, complex, dynamic, and unpredictable situation… and it is the rare case when we may be sellers.

Can WeWork be worth $18 billion, or even $16 billion? Maybe it's that over 20% of America's work force is temporary.  Maybe it's that we are a startup nation. Maybe it's their capital-lite business model where they lease at wholesale and then sublease desk-by-desk at retail, and do not incur TI and leasing commissions every time a tenant moves in or out. Maybe it's their membership/clubby culture. Or, maybe it's that they have a brand and model which seems to be expandable worldwide.  We'll see.

Tax reform is in the air. Tax rates will undoubtedly change and there is much talk out of Washington of simplification and structural change of the tax code.  All of this will affect our business in ways that we cannot yet predict.  We will keep a keen eye.

Are we now an in-the-box, New York only company? What does this mean for concentration risk?  That may be a serious issue for me, our management and our families, but no issue at all for our shareholders who can own our stock and diversify by owning any other real estate stock, in whatever asset classes or geographies they choose.

220 Central Park South continues its record setting success. In his annual letter, the greatest investor hawks candy, furniture, jewelry and insurance.  So, I guess it is okay for me to remind shareholders here that we are developing 220 Central Park South, the best apartment house in town. Give us a call, we have a few good ones left.

Jeff Olson, 49, and Matt Kelly, 44, have taken up 30% of my succession.  I expect them to do a better job than I would have.  We are convinced that a focused and independent UE and JBG SMITH will be outstanding performers, better than if they were all bundled up in one company.

Some Thoughts, 2016 Version (Continued)

Vornado owns the only two Kmarts in Manhattan, both at the bottom of our office buildings.  Both have term and options for 19 years.  The rents are under market, which may or may not create equity in the leaseholds.  We have wrangled with Sears over the years, but have not yet been able to make a deal.

Sears has a 195,000 square foot store in Rego Park, Queens owned by our affiliate, Alexander's. The volume here has declined from $86.8 million in 1997 to $28.7 million currently.  The operating losses must now exceed the carry empty rent, for Sears has decided to close this unit.  This lease is also under market, but since it expires in three years all the equity in the lease clearly belongs to the landlord.  We are now hard at work on redevelopment plans.  Alexander's, in which we own a 32.4% interest, has $1 billion of property at this intersection in Queens, NY.

To honor America, the crown atop 731 Lexington Avenue, the Bloomberg tower, is now brightly flying the red, white and blue.  The colors are prominent in the evening skyline and are best seen from the northwest.  Take a look.

Some Accounting Updates

In various sections throughout this letter we present materials which exclude Washington, DC and the Real Estate Fund so as to better represent RemainCo, our continuing business.

The Washington, DC segment will be accounted for as a Discontinued Operation after the date of the spin-off.

Beginning in 2017 the Real Estate Fund, which is in wind down, will be treated as noncomparable.

We have excluded 666 Fifth Avenue office from our leasing metrics.

Beginning in 2017, for office buildings with retail at the base, we will adjust the allocation of real estate taxes as between our retail and office subsegments.  This will have no effect on our consolidated financial statements, but will result in a reallocation of slightly more than $16 million of income from retail to office.  It will therefore have a minor effect on NAV, resulting from the difference in retail versus office cap rates.

Corporate Governance

Last year we de-staggered our Board, adopted a trustee resignation policy, elected Candace Beinecke as Lead Trustee and fulfilled our commitment to add a new independent Trustee to the Board.  This year, we have adopted proxy access and have provided additional disclosure in our proxy statement on executive compensation and sustainability initiatives.

For a complete summary, please refer to our proxy statement which can be viewed at www.vno.com-proxy and governance section on our website at www.vno.com-governance.

Sustainability

Vornado continues to lead the industry in sustainability – it's important to our tenants and to our investors, and it is important to us. From energy conservation, to healthy indoor environments, to sustainable new construction, we continuously improve our programs each year.  We recognize that a portfolio of our size carries a big responsibility to manage energy, and we work hard to monitor, control, and reduce our consumption. Our energy efficiency capital projects continue to save energy and modernize our existing buildings. We are an active participant in demand response and contribute significantly to reducing electricity grid constraints in each of our markets.

We also recognize the need to not only report on our past accomplishments, but also to put forth our future commitments. In 2016, we set goals to reduce landlord-controlled carbon emissions 40% by 2026, below a 2009 base year. To stand by this commitment, we have enrolled our New York portfolio in the NYC Carbon Challenge for Commercial Landlords and Tenants.

Our tenants spend the majority of their week working in our buildings, and we recognize our responsibility to provide a healthy indoor environment for them. We are focused on delivering healthy air and healthy water, and our cleaning company leads the industry in least-toxic cleaning policies. We lead a robust tenant engagement program that in 2016 included our first roundtable seminar, attended by participants from over 4 million square feet of our tenant base.

We have also incorporated sustainable design into our new buildings.  Our pipeline of new office buildings will be among the greenest in the industry.

Our programs deliver results: in 2016, we reduced our energy consumption by 73,734 megawatt hours and recycled and composted over 17,000 tons of waste.  We won NAREIT's Leader in the Light Award (7th year in a row), we achieved Energy Star Partner of the Year with Sustained Excellence (2nd time with this distinction), and we again earned the Global Real Estate Sustainability Benchmark (GRESB) Green Star ranking (4th year in a row).

Finally, we extend our commitment to making our buildings more sustainable to benefit the communities that surround us. As a corporate citizen, Vornado upholds its commitment to give back by encouraging all of our employees to volunteer. As a landlord, Vornado recognizes its role as a community steward.  Through Vornado Volunteers, our employees give back to communities through participation in causes that support vulnerable populations, protect and improve the environment, and promote a healthy lifestyle.

For more detail on our 2016 sustainability efforts, including our Global Reporting Initiative (GRI) Index, please see our sustainability report at www.vno.com.

On February 15, 2017, we permanently transferred Steve Theriot to be CFO of JBG SMITH. Steve is the perfect candidate for this important job. He knows our assets, systems and people (which will make up 74% of JBG SMITH), he is an expert at SEC reporting and he is the right executive to combine the accounting and control function of these two companies.  We thank Steve for his very productive four years as Vornado's CFO.

Joe Macnow, who has been Vornado's CFO for over 30 years, has been appointed Vornado's interim CFO while we conduct a search.  Even when Steve was here, Joe was always here too. Joe is well known to all of our constituents and is recognized by all as being one of the best in the business.

Our finance department is deep and we used this occasion to promote Matthew Iocco, Executive Vice President – Chief Accounting Officer and Tom Sanelli, Executive Vice President – Chief Financial Officer, New York Division. Congratulations to Matt and Tom.

* * *

We continually broaden our leadership team through promotions from within our Company.  Please join me in congratulating this year's class; they deserve it.

Thomas Sanelli was promoted to Executive Vice President, Chief Financial Officer, New York Division;
Gaurav Khanna was promoted to Senior Vice President, Acquisitions & Capital Markets;
Laura Sperber was promoted to Senior Vice President, Financial Systems;
Michael Schnitt was promoted to Vice President, Acquisitions and Capital Markets;
Jason Morrison was promoted to Vice President, New York Retail;
Christina Herrick was promoted to Vice President, Human Resources DC of BMS;
Nikola Sopov was promoted to Vice President, Information Security;
Ana May Alagao was promoted to Vice President, SEC Reporting;
Jay Beckoff was promoted to Vice President, Tax Counsel; and
Mark Roszkowski was promoted to Vice President, Finance/Financial Reporting.

We welcome Mandakini Puri, who joined the Board in December.  Mandi brings great judgement and expertise in private equity and finance from her work at BlackRock and Merrill Lynch.  Her full bio can be accessed on our website at www.vno.com.  Mandi joins a Board whose guidance and counsel is invaluable to our Company.

Welcome also to Benjamin Genocchio; Executive Director of The Armory Show; Lucy Phillips, VP, Retail Leasing; Michael Worthman, SVP, Retail Leasing; and James Iervolino, VP, Risk Management.

We mourn the passing of Neil Underberg, a life-long, valued counselor of mine and a director of Alexander's since 1980.

Year-after-year, I am fortunate to work every day, with the gold medal team.  Our operating platform heads are the best in the business.  Thanks again to my partners David Greenbaum, Michael Franco, Joe Macnow and to Mitchell Schear.

We are fortunate to have in our New York and Finance Divisions, a group of super leaders, our exceptional Division Executive Vice Presidents.  They deserve special recognition and our thanks:  Glen Weiss, Leasing – New York Office; Barry Langer, Development – New York; Ed Hogan, Leasing – New York Retail; Michael Doherty – BMS; Robert Entin, Chief Information Officer; Mark Hudspeth, Capital Markets; Matthew Iocco, Chief Accounting Officer; Brian Kurtz, Financial Administration; Myron Maurer, Chief Operating Officer – theMART; Tom Sanelli, Chief Financial Officer – New York; Gaston Silva, Chief Operating Officer – New York; and Craig Stern, Tax & Compliance.

Same goes for the Executive Vice Presidents in our Washington Division: James Creedon, Leasing; Laurie Kramer, Finance; and Patrick Tyrrell, Chief Operating Officer.

Thank you as well to our very talented and hardworking 41 Senior Vice Presidents and 86 Vice Presidents who make the trains run on time, every day.

Our Vornado Family has grown with 18 marriages and 27 births this year, 20 girls and 7 boys, but who's counting.

Many thanks to Joe Macnow and LouAnn Bell who have been helping me with my letter forever.  And, to Rich Famularo, Carolyn Williams and Diane Sudzinski for their special help this year.

On behalf of Vornado's Board, senior management and 4,225 associates, we thank our shareholders, analysts and other stakeholders for their continued support.

Steven Roth
Chairman and CEO

April 4, 2017

Again this year, I offer to assist shareholders with tickets to my wife's productions on Broadway – the still-going-strong, Tony award-winning Best Musical Kinky Boots, as well as Indecent, an important new play.  Please call if I can be of help.

Welcome Levi Emanuel Roth, the son of my son; congratulations to the big–hearted, new–hearted super–girl Emi, a daughter of my daughter.

Below is a reconciliation of Net Income to EBITDA:

($ IN MILLIONS)	2016	2015	2014	2013	2012	2011	2010	2009	2008	2007
Net Income attributable to the Operating Partnership	960.6	803.7	912.5	500.8	662.5	718.2	703.1	131.3	414.7	611.3
Interest and debt expense	507.3	469.8	654.4	758.8	760.5	797.9	828.1	826.8	822.0	853.5
Depreciation, amortization, and income taxes	706.1	579.3	710.2	759.1	742.3	782.2	706.4	739.0	568.1	680.9
EBITDA	2,174.0	1,852.8	2,277.1	2018.7	2,165.3	2,298.3	2,237.6	1,697.1	1,804.8	2,145.7
Gains on sale of real estate	(179.9)	(293.6)	(518.8)	(412.1)	(471.4)	(61.4)	(63.0)	(46.6)	(67.0)	(80.5)
Real estate impairment loss	167.0	17.0	26.5	43.7	131.8	28.8	109.0	23.2	--	--
EBITDA before gains on sale of real estate	2,161.1	1,576.2	1,784.8	1,650.3	1,825.7	2,265.7	2,283.6	1,673.7	1,737.8	2,065.2
Adjustments for items that impact EBITDA	(639.8)	(77.5)	(366.6)	(293.0)	(614.4)	(1,050.2)	(1,122.6)	(578.4)	(598.4)	(934.8)
EBITDA As Adjusted	1,521.3	1,498.7	1,418.2	1,357.3	1,211.3	1,215.5	1,161.0	1,095.3	1,139.4	1,130.4
Less: Washington, DC	290.5	290.5	290.4	296.3	304.3	338.1	336.7	307.9	287.2	268.0
Real Estate Fund	(21.0)	33.9	70.3	49.5	24.6	9.3	0.5	--	--	--
EBITDA as Adjusted Excluding Washington, DC and the Real Estate Fund	1,251.8	1,174.3	1,057.5	1,011.5	882.4	868.1	823.8	787.4	852.2	862.4

Below is a reconciliation of Net Income to FFO:

($ IN MILLIONS, EXCEPT SHARE AMOUNTS)	2016	2015	2014	2013	2012	2011	2010	2009	2008	2007
Net Income	906.9	760.4	864.9	476.0	617.3	662.3	647.9	106.2	359.3	541.5
Preferred share dividends	(83.3)	(80.6)	(81.5)	(84.0)	(67.9)	(60.5)	(51.2)	(57.1)	(57.1)	(57.1)
Net Income applicable to common shares	823.6	679.8	783.4	392.0	549.4	601.8	596.7	49.1	302.2	484.4
Depreciation and amortization of real property	531.6	514.1	517.5	501.8	504.4	530.1	505.8	508.6	509.4	451.3
Net gains on sale of real estate	(177.0)	(289.1)	(507.2)	(411.6)	(245.8)	(51.6)	(57.2)	(45.3)	(57.5)	(60.8)
Real estate impairment losses	160.7	0.3	26.5	37.1	130.0	28.8	97.5	23.2	--	--
Partially-owned entities adjustments:
Depreciation of real property	154.8	144.0	117.8	157.3	154.7	170.9	148.3	140.6	115.9	134.0
Net gains on sale of real estate	(2.9)	(4.5)	(11.6)	(0.5)	(241.6)	(9.8)	(5.8)	(1.4)	(9.5)	(15.5)
Income tax effect of adjustments	6.3	16.8	--	(26.7)	(27.5)	(24.6)	(24.6)	(22.9)	(23.2)	(28.8)
Real estate impairment losses	--	--	(7.3)	6.6	11.6	--	11.5	--	--	--
Noncontrolling interests' share adustments	(41.1)	(22.4)	(8.0)	(15.1)	(16.6)	(41.0)	(46.8)	(47.0)	(49.7)	(46.7)
Interest on exchangeable senior debentures	--	--	--	--	--	26.1	25.9	--	25.3	25.0
Preferred share dividends	1.6	--	--	0.1	--	0.3	0.2	0.2	0.2	0.3
Funds From Operations	1,457.6	1,039.0	911.1	641.0	818.6	1,231.0	1,251.5	605.1	813.1	943.2
Funds From Operations per share	7.66	5.48	4.83	$3.41	$4.39	$6.42	$6.59	$3.49	$4.97	$5.75

Below is a reconciliation of Net Income to Net Income as Adjusted:			Below is a reconciliation of Total Assets to Total Assets as Adjusted:
($ IN MILLIONS)	2016	2015	($ IN MILLIONS)	2016	2015
Net Income applicable to common shares	823.6	679.8	Total Assets	20,814.8	21,143.3
Certain items that impact net income	(569.7)	(369.5)	Adjustments:
Washington, DC	(80.7)	(64.7)	Assets related to sold properties	(5.6)	(580.2)
Real Estate Fund	19.8	(32.0)	Washington, DC	(4,572.4)	(4,472.2)
Net income, as Adjusted	193.0	213.6	Real Estate Fund	(462.1)	(574.8)
			Cash available to repay revolving credit facilities	(115.6)	(550.0)
Below is a reconciliation of EBITDA to EBITDA as Adjusted (as shown on page 8):			Accumulated depreciation	3,513.6	3,418.3
($ IN MILLIONS)	2016		Total Assets, as Adjusted	19,172.7	18,384.4
EBITDA as Adjusted Excluding Washington, DC and the Real Estate Fund	1,251.8
Real Estate Fund	(21.0)		Below is a reconciliation of Revenues to Revenues as Adjusted:
666 Fifth Avenue	(28.0)		($ IN MILLIONS)	2016	2015
EBITDA as Adjusted (as shown on page 8)	1,202.8		Revenues	2,506.2	2,502.3
			Adjustments:
Below is a reconciliation of EBITDA to Cash NOI – New York Street Retail:			Assets related to sold properties	(48.9)	(117.6)
($ IN MILLIONS)	2016		Washington, DC	(479.2)	(477.2)
EBITDA as Adjusted Excluding Washington, DC and the Real Estate Fund	1,251.8		Other	--	(2.4)
Operations other than New York Street Retail	(870.3)		Revenues, as Adjusted	1,978.1	1,905.1
Non cash adjustments	(72.7)
Cash NOI – New York Street Retail	308.8